                                PRELIMINARY COPY
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.    )

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[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

 ................................OGDEN CORPORATION...............................
                (Name of Registrant as Specified In Its Charter)

 ............................PROVIDENCE CAPITAL, INC.............................
                   (Name of Person(s) Filing Proxy Statement)

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

                                PRELIMINARY COPY

                               PROXY STATEMENT OF
                            PROVIDENCE CAPITAL, INC.
                    IN OPPOSITION TO THE BOARD OF DIRECTORS
                              OF OGDEN CORPORATION
                   ------------------------------------------

                               OGDEN CORPORATION
                         Annual Meeting of Shareholders
                           scheduled for May 20, 1998

                   ------------------------------------------

To our fellow shareholders of OGDEN CORPORATION:

         This proxy statement is being furnished to holders ("shareholders") of Common Stock, par value $.50 per share ("Common Stock") and $1.875 Cumulative Convertible Preferred Stock, Partially Participating ("Series A Preferred Stock") of Ogden Corporation, a Delaware corporation ("Ogden" or the "Company"), in connection with the solicitation of proxies by Providence Capital, Inc. ("Providence") and certain of its affiliates and associates (collectively, the "Soliciting Group") for use in connection with the Company's 1998 annual meeting or at any adjournments or postponements thereof (the "1998 Annual Meeting"). The Company's Board of Directors ("Board") has announced that the 1998 Annual Meeting will be held on May 20, 1998 at the Villas of Grand Cypress, One North Jacaranda, Orlando, Florida at 9:00 AM, local time. The Soliciting Group is seeking your support to elect the three candidates Providence intends to nominate (the "Nominees" or the "Slate") at the 1998 Annual Meeting, namely Michael G. Conroy, Larry G. Schafran and Robert J. Slater, to Ogden's Board of Directors.

         Ogden's address is Ogden Corporation, Two Pennsylvania Plaza, New York, NY 10121.

         THIS SOLICITATION IS BEING MADE BY PROVIDENCE IN OPPOSITION TO THE INCUMBENT BOARD AND MANAGEMENT OF THE COMPANY.

         Providence's definitive Proxy Statement and accompanying Gold Proxy Card are intended to be first sent to shareholders on or about May 5, 1998.

         Any questions regarding this proxy statement should be addressed to Providence by mail at 730 Fifth Avenue, New York, NY 10019 or by telephone (212) 888-3200 or to MacKenzie Partners Inc., 156 Fifth Avenue, New York, NY 10016, telephone number: (212) 929-5500 or toll free: (800) 322-2885.

IF A GOLD PROXY CARD IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED BY THE GOLD PROXY CARD WILL BE VOTED AS THE SHAREHOLDER SPECIFIES. IF NO DIRECTIONS ARE GIVEN AND A SIGNED GOLD PROXY CARD IS RETURNED, THE PROXY HOLDERS APPOINTED BY PROVIDENCE IN THE PROXY WILL VOTE THE SHARES OF COMPANY STOCK REPRESENTED BY THAT PROXY CARD (I) "FOR" THE ELECTION OF PROVIDENCE'S NOMINEES, AND "FOR" THE ELECTION OF THE COMPANY'S NOMINEE WHO IS NOT NAMED IN 1.B. OF THE GOLD PROXY CARD, (II) "FOR" THE RATIFICATION OF DELOITTE & TOUCHE AS AUDITORS OF THE COMPANY,
(III) "FOR" THE SHAREHOLDER PROPOSAL IN FAVOR OF ELIMINATING THE CLASSIFIED BOARD STRUCTURE, (IV) "AGAINST" THE SHAREHOLDER RESOLUTION CALLING FOR THE SALE OF THE COMPANY (V) "AGAINST" THE ADOPTION OF THE CERES PRINCIPLES AND (VI) IN THE DISCRETION OF THE PROXY HOLDER WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT BEFORE THE 1998 ANNUAL MEETING.

         A shareholder may revoke a proxy at any time before it is exercised by delivering a subsequent proxy, giving written notice of the revocation to the Secretary of Ogden, or by voting in person at the 1998 Annual Meeting. Management has stated in its proxy statement for the 1998 Annual Meeting that "such action [e.g., delivery of subsequent proxy etc.] must be taken in sufficient time to permit the necessary examination and tabulation of the revocation or the subsequent proxy before the vote is taken."


         Carefully review this Proxy Statement and the enclosed materials. YOUR PROXY IS IMPORTANT. The Soliciting Group urges you to vote FOR Providence's Nominees, FOR the ratification of Deloitte & Touche as auditors, FOR the shareholder proposal in favor of eliminating the Classified Board, AGAINST the shareholder proposal to sell the company and AGAINST the shareholder proposal urging adoption of the CERES principles. You CANNOT use the Company's Proxy Card to vote for Providence's Nominees.

         IF YOU HAVE ALREADY MAILED THE PROXY CARD SUPPLIED TO YOU BY THE COMPANY'S BOARD OF DIRECTORS, YOU HAVE THE RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE
ENCLOSED ENVELOPE. The latest dated proxy determines your vote at the 1998 Annual Meeting.

         If you own your shares in the name of a brokerage firm, bank nominee or other institution, only they can vote your shares. Accordingly, you should contact the person responsible for your account and give instructions with respect to the granting of proxies. Your broker cannot vote your shares unless he or she receives your specific instructions.

         IF YOU HAVE ANY QUESTIONS OR HAVE ANY DIFFICULTY GRANTING PROXIES, YOU ARE INVITED TO CONTACT MACKENZIE PARTNERS AT (212) 929-5500 OR CALL TOLL-FREE: (800) 322-2885.

                          REASONS FOR THE SOLICITATION

     As noted, Providence, a registered broker-dealer and stockholder of record of Ogden intends to nominate three individuals for election to the Board of Ogden at the 1998 Annual Meeting. Providence believes that during the eight-year regime of the current Chief Executive Officer, R. Richard Ablon, both the Board and senior management at Ogden have failed to implement a consistent business strategy to deliver increased shareholder value over the long-term. In fact, Providence believes that the policies of the present Board and management have diminished shareholder value over the long-term, considering the level of profitability, earnings growth, and the absence of economic value added to the Company relative to the capital employed.

         The chart below compares Ogden's share price performance relative to the S&P 500 Index during the past eight years under R. Richard Ablon's leadership as Chief Executive Officer. The 11.7% cumulative return to Ogden stockholders equates to just 1.4% compounded annual growth for the past eight years.

                                 [LINE GRAPH]

                  Ogden Stock Appreciation vs. S&P 500 Index
                            May 1990 - March 1998

                                      Ogden     S&P 500
                                      -----     -------

                       May-90          0.00%      0.00%
                       Jun-90          5.83%     -0.89%
                       Sep-90        -33.01%    -15.28%
                       Dec-90        -27.18%     -8.58%
                       Mar-91        -22.33%      3.87%
                       Jun-91        -26.70%      2.75%
                       Sep-91        -24.76%      7.37%
                       Dec-91        -21.36%     15.46%
                       Mar-92        -13.11%     11.75%
                       Jun-92        -23.79%     12.99%
                       Sep-92        -27.18%     15.66%
                       Dec-92        -11.65%     20.62%
                       Mar-93         -5.34%     25.04%
                       Jun-93          1.94%     24.72%
                       Sep-93         -2.43%     27.05%
                       Dec-93        -11.65%     29.13%
                       Mar-94        -13.59%     23.40%
                       Jun-94        -14.56%     22.99%
                       Sep-94        -18.45%     28.09%
                       Dec-94        -27.18%     27.14%
                       Mar-95        -21.84%     38.61%
                       Jun-95        -15.05%     50.80%
                       Sep-95         -8.74%     61.78%
                       Dec-95        -16.99%     70.51%
                       Mar-96        -24.27%     78.70%
                       Jun-96        -29.61%     85.65%
                       Sep-96        -21.84%     90.27%
                       Dec-96        -26.21%    105.06%
                       Mar-97        -17.96%    109.59%
                       Jun-97        -15.53%    145.04%
                       Sep-97         -8.25%    162.24%
                       Dec-97          9.47%    168.65%
                       Mar-98         11.65%    205.00%

                              Source: Bloomberg.

     The compound annual growth to Ogden's share price over the last three and five years has been 12.6% and 3.4%, respectively compared to the S&P 500 Index which returned 30.4% and 19.5%, respectively over the same periods. During 1997, an investment house that follows Ogden noted that the Company has a poor track record when it comes to growing earnings or increasing shareholder value. The chart below shows Ogden's fully diluted earnings per share for 1990 to 1997.

                                 [LINE GRAPH]

                           Ogden Fully Diluted EPS
                          Fiscal 1990 - Fiscal 1997

                         Fiscal     Fully Diluted
                          Year    Earnings Per Share
                          ----    ------------------

                          1990          $1.31
                          1991          $1.01
                          1992          $1.29
                          1993          $1.28
                          1994          $1.48
                          1995          $0.15
                          1996          $1.28
                          1997          $1.49

                        Source: Ogden Annual Reports.

     The compound annual growth rate of Ogden's earnings per share was 1.5% from 1990 to 1997 compared to 9.3% for the S&P 500 Index. In
Providence's view, Ogden's paltry level of growth is particularly troublesome considering the Company's net cash used in investment activities amounted to $18.26 per share during this period.

     Providence believes that these results reflect poorly on the present Board and management considering that growth has been a major theme of Ogden's management since the appointment of R. Richard Ablon as CEO eight years ago.

     We are not alone in our assessment of Ogden. The Company's results and the apparent inability of Ogden's present Board to create value for shareholders have not escaped the press's attention. In December 1996, an article in Crain's New York Business noted that the Company's stock price had been stuck in a rut for half a decade. In a December 1997 Business
Week feature story on the best and worst corporate boards, Ogden's present Board was voted by 103 of the nation's largest pension funds, money managers and experts on corporate governance to be among the ten worst corporate boards in America. Most recently, in March 1998, Ogden was cited by a Fortune Magazine article as one of six major U.S. companies who have simply failed their shareholders.

         Providence believes that Ogden's poor long-term stock price performance and poor earnings performance demonstrate that the Company's long-standing strategy of maintaining a disparate array of businesses operating all over the globe has not worked. And, in our opinion, unless certain critical changes are made with respect to management, corporate structure, and business focus, there is little reason to believe that a sustainable level of earnings growth may be attained.

         Providence believes that within Ogden's overly broad portfolio of predominantly unrelated businesses, there exist certain core Aviation and Entertainment assets which have significant value and growth potential, but whose business values are presently not being fully realized as a result of the following factors:

1.       Unfocused Operations

         Ogden operates a myriad of unrelated businesses ranging literally from "A" to "Z", for example: artist management, baggage handling, betting parlors, waste-to-energy management, and zoological parks. Providence believes that the range of businesses in which Ogden operates results in a lack of focus and is beyond the capacity of the Company to manage all at once.

         While the company claims to operate in three business segments, a closer inspection of Ogden reveals that the Entertainment division is involved in eleven different lines of business in seven countries; the Aviation division provides a wide variety of services and construction to airports and has investments in four continents; and the Energy division operates four different lines of business involving numerous types of power generation plants on three continents.

         Based on the Company's 1997 10-K report, the following is a list of the businesses in which Ogden is currently involved:

I.       Entertainment

         a) Facilities management and concession services to convention centers, arenas, and public facilities in Alaska, mainland U.S., U.K., Australia, Mexico, Canada, Germany.

         b) Food & Beverage services to stadiums, arenas, zoos, and amphitheaters in the U.S., Australia, New Zealand, and Canada.

         c) Casino operator of the Americana Beach Resort in Aruba, Venezuela.

         d) Operator of a thoroughbred racetrack and four OTB parlors in Illinois.

         e) Co-developer and operator of a 15-theater IMAX(TM) chain (not yet developed).

         f) Co-producer of large-format IMAX(TM) feature films with Sony Corporation.

         g)       Recorded music and video development.

         h)       Concert promotion.

         i)       Broadway and television production.

         j)       Owner/operator of the Darien Lake Performing Arts Center.

         k)       Owner and/or Operator of the following theme attractions:

                  i)       American Wilderness, Zoo and Aquarium(TM).

                  ii) Silver Springs and Wild Waters theme parks in Orlando, Florida.

                  iii) Grizzly Park entertainment center in Yellowstone National Park.

                  iv) 107th Floor Observation Deck at The World Trade Center in New York City.

                  v) La Rural de Palermo fair and exhibition center in Buenos Aires, Argentina.

                  vi) Parques Tecnocultiroles, S.A., a manager/operator of Isla Magic, a theme park in Seville, Spain.

                  vii) Tinseltown Studios(TM): 700-seat audience participation theater on part of the Anaheim Stadium parking lot.

                  viii)    Jazzland:  a theme park to be located in New Orleans.

                  ix)      Enchanted Castle Family Entertainment Center in
                           Chicago.

II.      Aviation:

         a) Airport services including ground handling, aircraft cleaning and maintenance, ramp, passenger, cargo and warehouse, fueling and in-flight catering services (including operations in Chile, the United Kingdom, the Netherlands, New Zealand, Peru, Brazil, Canada, Venezuela, Mexico, St. Maarten, Laos (in process), Puerto Rico, Panama, and the Dominican Republic).

         b) Investments in airport privatization projects in Macau, Colombia, Argentina, and the Czech Republic.

III.     Energy:

         a) Waste-to-Energy ("WTE"): Lessee/Operator/Part Owner/Owner of 28 waste-to-energy projects in the U.S.

         b) Independent Power: Lessee/Operator/Part Owner/Owner of various projects using a variety of energy sources including geothermal, coal, hydro, diesel, natural gas, wood waste, and landfill gas in China, the Philippines, and the U.S.

         c)       Water and Wastewater

                  i) Operates three small wastewater treatment facilities in New York and one under development in Alabama.

                  ii) Recent award of a 32-year concession in the City of Muscat, Sultanate of Oman.

         d) Environmental Consulting and Engineering (Ogden is seeking to dispose of this business).

IV.      Combat maneuver instrumentation systems:  through Applied Data
         Technology, Inc.

V.       Contract manufacturing:  through Atlantic Design Company, Inc.


2.       Rapidly Changing Business Strategy

         Providence also believes that the present Board and management is constantly altering the business strategy of the Company in a manner that hinders earnings growth. Since 1990, Ogden has exited business lines in the fields of drug development and biomedical research, building maintenance, asbestos abatement, telecommunications, defense and space technology, hazardous waste, and others. Meanwhile, Ogden has entered other businesses including independent power production, theme park management, airport construction, wastewater treatment, air combat maneuvering instrumentation systems, concerts, recorded music and video development, motion picture film making, and others.

         Ogden's operations now extend to such distant and diverse countries as Laos, Romania, Bolivia, Poland, China, and the Sultanate of Oman.

         During the late 1980's and early 1990's, the Company invested heavily in its WTE operations, which the Company now states has low-growth potential and faces uncertainties. Currently, it appears that Ogden is pursuing a growth strategy in two completely new lines of business: Independent Power Construction in emerging markets, and Themed Entertainment.

         Providence doubts that investors can be comfortable with Ogden's current business strategy given the company's willingness to exit and enter different lines of business. From Providence's perspective, the problem is most succinctly captured by the recent Fortune Magazine article mentioned above which said:

         "The stock goes no where while the strategy goes everywhere."

(Colvin, G., Fortune Magazine, "The 1998 Don't-Get-It-All-Stars", March 30, 1998 at page 170. Providence has neither sought nor obtained the permission of either Mr. Colvin or Fortune Magazine for the use of this quotation.)


3.       Confusing Conglomerate Structure

         Providence believes that as long as Ogden maintains a conglomerate structure of many different businesses with widely different growth profiles, capital needs, and operating cycles, investors will have difficulty ascertaining the true growth potential of the overall company due to confusion in valuing multiple business segments.

         Providence notes that in September 1997, a Wall Street investment firm released a report stating that Ogden was worth $50.00 per share. Yet the stock's average closing price over the last twelve months has been only $24.52 per share.

4. Reliance on Waste-to-Energy Business: No-Growth, Leveraged, and the Dominant Operating Business.

         Over the past decade, Ogden has built a large energy business (predominantly WTE) which accounts for a major portion of the company's assets, debt, revenues, and income.

$'s millions                                                           % Change
                                      12/97          12/96           1996 - 1997
                                      -----          -----           -----------
Revenues
  Entertainment                       425.9          391.9               8.7%
  Aviation                            363.3          426.7             -14.9%
------------------------------------------------------------------------------
  Energy                              712.3          724.3              -1.4%
------------------------------------------------------------------------------
  Other                               248.3          488.1             -49.1%
                                    -------        -------
  Total                             1,749.8        2,031.0             -13.8%

Income (loss) from
  Entertainment                        30.5           20.3              50.2%
  Aviation                             34.0           14.9             128.2%
------------------------------------------------------------------------------
  Energy                               94.4           90.5               4.3%
------------------------------------------------------------------------------
  Other                                 0.5           16.8             -97.0%
  Corporate G&A                       (22.2)         (22.9)             -3.1%
                                    -------        -------
  Total                               137.2          119.6              14.7%


Source:  Ogden 1997 Annual Report.


         Providence believes that due to Ogden's relatively large financial commitment to WTE, many investors focus primarily on this segment while ignoring the growth prospects of Ogden's other businesses. Ogden's consolidated income from operations grew 14.7% in 1997, although net of the Energy segment, the percentage increase was 47.4%.

         Providence believes that given the large contribution of the Energy segment to the Company's consolidated results (a segment that the Company itself believes is not likely to grow significantly), it will be difficult for Ogden's overall consolidated results to grow substantially.

         In addition, the $1.5 billion of project debt associated with the WTE business makes Ogden's balance sheet appear highly leveraged, even though a majority of the project debt is non-recourse to the Company.

         The WTE business, according to management, accounted for 94% of total income from the Energy segment in 1997. Management anticipates that WTE will show little to no growth in the near future due to a largely matured domestic market and scarce opportunities for new projects. This is a monumental shift in the Company's outlook, considering that in the 1993 Annual Report, management defended its investment in WTE by citing EPA statistics which predicted that by 1999, America would be combusting 21% of its waste in WTE facilities. Providence believes that this estimate will prove to be grossly optimistic.

         In Providence's view, Ogden's Board has built a conglomerate structure with its primary business segment consisting of a leveraged, low growth, cyclical operation which is potentially vulnerable to rapid industry changes. From Providence's perspective, Ogden's earlier strategic plan to become the largest operator of WTE facilities in the world has hurt shareholder value because now, as Ogden's management itself admits, this dominant division has a weak outlook.


5.       Capital Misallocation

         In Providence's view, Ogden's management has an abysmal track record of allocating capital wisely. From 1990 to 1997, the Company spent a net $926 million, or $18.26 per share, on investing activities. What does the Company have to show for this investment? Earnings per share in 1997 were 10% below 1989; book value per common share has risen only 2.6% in the last eight years; and Ogden's stock price declined 11.6% from December 31, 1989 to December 31, 1997! By these three measures, it appears to Providence that no value has been added from the $18.26 per share of investments made by the Board and management over the past eight years. Providence believes that this track record is a signal that Ogden's capital allocation policies must change.

         In addition to investment activities, a major use of capital has been the dividend. Ogden has expressed a firm commitment to the continuation of a significant dividend pay-out. Over the past eight years, dividends to common shareholders have totaled $10.00 per share, which exceeds the cumulative fully diluted earnings of $9.29 per share over this period. In 1997, the pay-out ratio was equal to 84%. Providence finds the dividend pay-out ratio unsustainable and fundamentally inconsistent with Ogden's plans to produce significant year-on-year earnings growth.

         Recent changes in the U.S. tax code favoring long term capital gains reinforce our view that dividends are a less effective way of returning value to individual shareholders than allocating capital to share repurchases. Ogden's average dividend yield over the past eight years has been a generous 5.7% compared to an average of 2.5% for the companies in the S&P 500.

         Providence believes that Ogden's use of its own common stock to finance acquisitions also deserves criticism. In December 1994 Ogden issued 5.1 million common shares at $18.375 per share to purchase a minority interest in Ogden Projects, Inc. This acquisition for stock was made when Ogden's stock was trading just 3.5% above its four-year low.

         In contrast, the management has not implemented the repurchase of any Ogden stock, even though in 1990 a two million share repurchase program was authorized by the Board. A token member of 50,000 shares was purchased in February 1998 pursuant to a $100 million share repurchase plan authorized in January 1998 primarily to offset the exercise of stock options.

         Providence questions the Board's capital allocation decision process when it authorizes a large dividend pay-out while promising growth in operations, and uses its stock, trading at historic lows, to finance acquisitions while refusing to follow through on a share repurchase program.


6.       Faltering Management

         Mr. Ralph Ablon, father of Ogden's present CEO, was CEO from 1962 to 1990. Between the father and son, the two Ablons have run Ogden for the past 36 years.

         During Mr. Ralph Ablon's 28-year term, Ogden shares appreciated 1,862% compared with 460% for the S&P 500 Index. In May 1990, R. Richard Ablon replaced his father. Since R. Richard Ablon's appointment as CEO, Ogden's shares have risen 11.7% compared to 205.0% for the S&P 500 Index. In our judgment, since taking over the CEO position, R. Richard Ablon has not significantly improved Ogden's bottom line or share price.

         Given these results, R. Richard Ablon's leadership of Ogden has not inspired confidence on Wall Street. A recent investment report issued by New York-based investment firm expressed the view that Ogden lacked credibility on Wall Street, in part because of the performance of the Company's stock price and in part because a son (R. Richard Ablon) succeeded his father in office.

         In Providence's opinion, the selection of R. Richard Ablon as CEO has proven to be the wrong decision over the long term.


7.       Management By Committee

         In Providence's view, the Board of Ogden has created an excessively complicated and expensive committee structure.

         Consider that 6 out of the 14 present Directors serve on Ogden's "Management Committee" of the Board. The Management Committee's principal functions are to:

         "review and evaluate Ogden's strategies, plans, policies and management needed to meet long-range goals and objectives, . . . evaluating and reviewing business transactions under consideration by management, Ogden's financial status, current financial arrangements, current and anticipated financial requirements and issuance and sale of Ogden securities and advising and recommending to the Board of Directors with respect thereto."

Providence asks: Isn't all of this what the Board is supposed to be doing?

         In Providence's opinion this "Management Committee" unnecessarily duplicates the whole Board, resulting in unnecessary additional Directors' fees and expenses. The Board also has Compensation, Audit, Technology, and Governance Committees on which there are collectively another 14 Director seats. In sum, Ogden has 20 committee seats plus 14 board seats for a total of 34 Director/committee seats.

         Each non-employee director of Ogden receives an annual fee of $9,000 for serving on the Board, and, another $12,000 annually for serving on each committee, $1,500 for each of committee meeting attended, $1,500 for each Board meeting attended, and $500 for each day spent away from the director's city of residence on special director activities. Assuming the Governance Committee meets three times in 1998 (the lowest number of meetings for any Ogden committee in 1997) and the other committees and the Board meet as many times as they did in 1997, Ogden's fees in 1998 to non-employee directors (all but R. Richard Ablon) could total $682,500. This figure is an average of $52,500 per non-employee director, not including travel expenses.

         In Providence's view, Ogden has too many director seats and too many committees that are costing the Company too much money, particularly in light of what, in our opinion, is an unsatisfactory performance over the past eight years.


8.       Directors' Lack of Public Company Management

         Ogden's present Board members include six university professors, one education specialist, one president of a policy think-tank and one lawyer.

         The following chart shows the Ogden directors whose terms continue after the 1998 Annual Meeting and the four nominees proposed for election by management. Providence believes that a more successful Board would include a larger number of directors who have held senior managerial leadership positions, particularly at publicly-held companies.
We believe that the members of our slate -- Robert Slater (formerly President and Vice Chairman of Crane Company); Larry G. Schafran (Chairman of the Board of Delta-Omega Technologies and former Chairman of the Executive Committee of Dart Group); and Michael G. Conroy (former President of the International Herald Tribune) -- would enhance the Board's ability to develop and implement strategies to increase shareholder value.


OGDEN Director                Age          Professional Occupation
--------------                ---          -----------------------

R. Richard Ablon               48          Chairman and CEO
David M. Abshire               71          President, Center for Strategic and
                                             Int'l Studies
Anthony J. Bolland             45          Venture Capitalist
Norman G. Einspruch            65          Professor, University of Miami
Jeffrey F. Friedman            51          Investment Manager
Attallah Kappas                71          Professor, Rockefeller University

Terry Allen Kramer             64          Venture Capitalist
Judith Moyers                  62          Education Specialist
Homer A. Neal                  55          Professor, University of Michigan
Robert E. Smith                62          Lawyer
Helmut Volcker                 64          Professor, University of Essen

Source:  Ogden 1998 Proxy Statement.


9.       Shareholder-Hostile Corporate Governance

         Providence also believes that certain elements of the Company's governance structure that have been adopted by the Board are contrary to the best interests of shareholders.

         For example, Ogden's Board is classified. This prevents shareholders from electing all directors annually. Dr. Charles Miller, an Ogden shareholder, proposed at Ogden's 1997 Annual Meeting that the Board take the necessary steps to declassify its structure so that all directors would be elected annually. Providence agrees with Dr. Miller's assertion that "the election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies." Ogden shareholders agreed with Dr. Miller by passing this resolution with 22.8 million shares "For" and only 14.4 million shares "Against". Despite this 61.3% plurality, Ogden's Board rejected the shareholder resolution. This year, another Ogden shareholder, Mr. William Steiner, has proposed that the classified Board be eliminated. Providence supports this proposal and, unless otherwise instructed to the contrary, will vote all proxies it receives in favor of Mr.
Steiner's proposal.

         In addition to the classified Board, Ogden has also put in place other measures which may serve to entrench management. These include a Shareholders Rights Plan, established in September 1990, which provides that "rights" are exercisable after a party acquires or makes a tender offer to acquire, 15% or more of the Corporation's common stock.

         Under a stock option plan adopted in 1990, Ogden began granting limited stock appreciation rights ("LSARs") to management and the Board. These rights are exercisable only in the event of the acquisition of 20% of the stock by any person, or the approval of shareholders to sell or merge the Company, or certain changes in the membership of the Board. As of December 1997, there were 4,549,500 LSARs outstanding, representing 9.0% of the current common shares outstanding.

         In Providence's view, each of these measures, the Classified Board, the Rights Plan, and the LSARs, have the effect of making an acquisition of Ogden more difficult and more expensive and, as a result, have a tendency to shield the current management and Board. The shareholders of Ogden would be better served, in Providence's opinion, by the elimination of these devices. In our view, the only "defense" that should be available to Ogden's Board and management team is excellent performance in managing and operating the Company.

         Lastly, Providence also believes that the way in which executive compensation decisions are made, particularly with regard to the Company's chief executive officer, have not been "shareholder-friendly". According to the Company's proxy statements, R. Richard Ablon's bonus is determined strictly on the basis of "Pre-tax Return on Equity" - earnings growth and shareholder returns are not considered. Consequently, under this bonus formula, if Ogden's 1998 pre-tax income is unchanged from 1997, R. Richard Ablon would still receive a bonus equal to 125% of his base salary. Moreover, he will still receive a bonus of 75% of his base salary even if pre-tax income declines by as much as 44%.

         In 1996, R. Richard Ablon's compensation was in the 75th percentile of total direct compensation for companies with revenues under $3.0 billion, the same year in which Ogden's stock price fell by 11.1%. Although the performance of the Company's stock price was significantly better in 1997, in Providence's view Ogden's overall financial performance (including its stock price) has not been strong enough over the past eight years to justify annual compensation to Mr. Ablon (and the four other most highly compensated officers of Ogden) that is presently in the 75th percentile of total direct compensation by companies with comparable revenues.


10.      Expenses/General Administration

         Ogden's corporate general and administrative expenses which totaled $12.6 million (net of charges) in 1990 ballooned to $22.2 million in 1997, an increase of 76.2%. Over the same period, however, the Company's revenues only increased 12.4%. Why there should be such a disparity between the percentage increase in revenue and the percentage increase in corporate general and administrative expenses is not immediately clear. Providence suggests that an audit of Ogden's corporate general and administrative expenses as well as the general and administrative expenses of each business unit is in order to determine, for example, whether (and to what extent) overhead costs have been duplicated as a result of the Company's conglomerate structure and multiple lines of business.

                                   * * * * *

         Over the past several weeks, representatives of Providence have been in contact with the Board and management of the Company, including
R. Richard Ablon, about Providence's concerns. At the Company's request and for the purpose of reaching an understanding with the Company on how Providence's issues could be addressed without a contested election, Providence submitted a proposal regarding (i) corporate structure, (ii) business strategies, (iii) capital allocation policies, (iv) corporate governance issues, (v) the composition of the Board and Board committees and (vi)

Providence's role as an advisor to Ogden. In response to Providence's proposal, the Company could only commit to (i) reimbursing Providence for Providence's legal and other expenses incurred in connection with its efforts with respect to Ogden, and (ii) issuing a press release stating Ogden's intention to intensify its efforts to grow the Company's earnings. In Providence's view, Ogden's offer was unresponsive and failed to address the critical issues contained in Providence's proposal.


Providence's Accelerated Plan for Earnings Growth

         Providence's three director Nominees have had substantial business and public board experience. If elected, our Nominees will seek to foster changes to improve Ogden's growth and business values. More specifically, Providence's director Nominees will ask that the Board seek to:

1.   Focus Ogden's Business Operations

     Our Nominees will suggest that the management of Ogden analyze each line of business and rank it according to potential for profitability and earnings growth. Once this analysis is complete, our nominees may recommend that the operations which represent the least opportunity for profit and growth should be sold.

2.   Simplify Ogden's Corporate Structure

     Our Nominees will suggest that the Company explore ways to simplify its corporate structure, including the sale or spin-off of one or more of its three main business segments. Providence believes that each of the three segments has sufficient revenues and profits to operate as an independently traded company.

     In particular, Providence believes that the sale or spin-off of the WTE business would address Ogden's balance sheet issues and allow shareholders to participate in a company more focused upon its growing Entertainment and Aviation units.

3.   Improve Capital Allocation

     Providence believes the Company needs to review the dividend pay-out ratio with a view to implementing a strategy for funding growth and a significant share repurchase program. Providence believes, for example, that Ogden could finance a share repurchase of 20% of Ogden's outstanding common shares while still retaining sufficient cash flow to finance the growth of its Entertainment and Aviation businesses.

4.   Recruit New Chairman and Chief Executive Officer

     Providence believes a new Chairman and Chief Executive Officer are required to execute this revised business plan. In Providence's opinion, the current Chief Executive Officer has had eight years without achieving satisfactory results.

5.   Reconstitute the Board

     In Providence's opinion, the Board needs vigorous directors with substantial business and public board experience. Providence is confident that its Nominees have these attributes.

6.   Corporate Governance

     Our Nominees will propose that the Ogden Board be declassified and the Shareholders Rights Plan be eliminated. Our Nominees are also committed to proposing changes to director and officer compensation that more directly align the economic interests of directors and officers in the Company with those of the shareholders.

7.   Expenses

     The individuals nominated by Providence will, if elected, propose that the Audit Committee of the Board immediately review the corporate general and administrative expenses of the Company as a whole and each of its business units in order to report to the whole Board as to why the growth in these expenditures has far outstripped the growth in revenues and to recommend tangible measures to address this growth in expense.

                                   * * * * *

     Providence is confident that the implementation of these seven steps would help stimulate Ogden's earnings per share growth and provide Ogden shareholders with a better chance of improving return on their investment than the Company's present strategy.

     Providence is asking you to elect its three Nominees:

Michael G. Conroy, age 59, was formerly President of The International Herald Tribune, U.S., a large international newspaper publishing organization. Mr. Conroy has 26 years of business experience in sales, marketing, manufacturing, and distribution and has worked extensively in Europe, the Middle East, and Africa. He is a director of Great Bear Paper Company, L.L.C.

Larry G. Schafran, age 59, is a managing general partner of a real estate investment and development firm. He is Chairman of the Board of Delta-Omega Technologies, Inc., a specialty chemicals and industrial cleaners and degreasers. He is the former Chairman of the Executive Committee of Dart Group Corporation, a company with interests in various retail and distribution businesses.



Robert J. Slater, age 60, is a management consultant and was formerly President and Vice Chairman of Crane Company, a $1.5 billion multinational manufacturing and distribution company. Mr. Slater was also CEO of Medusa Cement Company. Mr. Slater has been a director of seven public companies and currently serves on the boards of Southdown, Inc. (NYSE: SDW), a domestic cement manufacturer and First Industrial Realty Trust (NYSE: FR), a real estate investment trust with 226 properties.



                                   * * * * *


          If elected, Providence's Nominees would be a minority on Ogden's Board, and there is no assurance that the continuing Board members would support all or any portion of Providence's plan for earnings growth. Providence believes, however, that its Nominees would be able to effectively articulate the need for change to the other members of the Board. Providence also believes that in the event its Nominees are elected, the continuing members of the Board may perceive the election of the Nominees as indicative of shareholder support for Providence's views and may then favorably consider Providence's plan for earnings growth.

Summary

         In our judgment, Ogden's current leadership has not provided shareholders with adequate returns over the past eight years. The share price has grown at a compound annual rate of 1.4% from the point at which
R. Richard Ablon was appointed Chief Executive Officer. The Company continues to maintain a conglomerate structure with ever-changing business strategies which Providence believes confuses shareholders and prevents the values of its stronger growth businesses from being realized in the stock market. Over the past decade, the Company, under R. Richard Ablon's direction, created a WTE business the Company now admits is a "no growth" business and that may be at risk in a deregulated domestic utility industry.

         In our opinion, Ogden has had a Board that has been well-compensated for unsatisfactory results - a Board that refused to act in accordance with the wishes of its shareholders when, by an overwhelming margin, the shareholders requested the directors to eliminate the classified Board structure and reinstate the annual election of directors.

         In deciding how to vote, Providence asks the shareholders of Ogden to consider whether the present Board of the Company has worked hard enough for them and whether the present Board has been responsive to its shareholders.

         The three independent nominees which Providence has submitted for election to the Board are committed to taking responsible actions that would allow Ogden to accomplish its mission of increasing long term shareholder value. For this reason, Providence respectfully requests the support of Ogden shareholders in electing Robert J. Slater, Lawrence G. Schafran and Michael G. Conroy to the Board of Ogden.

                      BACKGROUND OF PROVIDENCE'S NOMINEES

              The Soliciting Group is soliciting proxies in favor of the election of the three nominees listed below to Ogden's Board of Directors. Each of the Soliciting Group's Nominees has consented to serve as director of the Company if elected, and each intends to discharge his duties as a director of Ogden in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon directors of a Delaware corporation. There are no arrangements or understandings between any Nominee and any other person pursuant to which he was selected to serve as a Nominee. Additional information regarding each Nominee is provided in Appendix A.

                                        Present Principal Occupation
Name and Address             Age        Employment History; Directorships
----------------             ---        ---------------------------------

Michael G. Conroy             59        Retired executive (1997 - present),
International Herald Tribune            former President, International
850 3rd Avenue, 10th Floor              Herald Tribune, U.S., Inc., a
New York, NY  10022                     newspaper publishing company
                                        (1985- 1997).

                                        Directorships:
                                        Bear Island Paper Company, L.L.C.



Larry G. Schafran             59        Managing General Partner, OG Schafran
OG Schafran & Associates                & Associates, a real estate investment
54 Riverside Drive                      and development firm. (1984 - Present).
Apt. 14B                                Chairman of the Executive Committee,
New York, NY  10024                     Dart Group Corporation, a company with
                                        interests in the discount automotive
                                        parts and accessories business, discount bookstores and supermarket and wine and beer businesses (1994-1997).

                                        Directorships:
                                        COMSAT Corporation
                                        Delta-Omega Technologies, Inc.
                                        (Chairman)Discovery Zone, Inc.
                                        Kasper A.S.L., Ltd. (Compensation
                                        Committee and Audit Committee member),
                                        National Income Realty Trust (trustee)
                                        Publicker Industries, Inc.
                                        (Compensation Committee and Audit
                                        Committee Chairman member)

Robert J. Slater              60        President, Jackson Consulting, a private
Jackson Consulting                      consulting company specializing in
27 Wahackme Rd.                         advising basic industries (1988-
New Canaan, CT  06840                   present); formerly President and
                                        Vice-Chairman of Crane Company


                                        Directorships:
                                        Southdown, Inc. (Member of the
                                        Compensation, Audit, and Finance
                                        Committees).
                                        First Industrial Realty Trust, Inc.

                  QUORUM REQUIREMENTS AND VOTING RIGHTS

         According to management's proxy statement, shareholders of record of the Company's Common Stock and Series A Preferred Stock at the close of business on April 7, 1998, the record date established by the Company for its 1998 Annual Meeting are entitled to vote at the 1998 Annual Meeting in person or by proxy. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to one-half vote on matters to come before the 1998 Annual Meeting, including the election of directors. The presence in person or by proxy of the holders of a majority of the stock having voting power constitutes a quorum for the 1998 Annual Meeting.

         In order to be elected as a director, a nominee for election to Ogden's Board must receive a plurality of the votes cast. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards the necessary plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's (or any other nominee's) vote total.

         With the four nominees of the Company and the three Providence Nominees, there will be seven nominees for four seats on the Company's Board, and the four nominees who receive the greatest number of votes will be elected. Shareholders who use the Gold Proxy Card furnished by Providence will be able to vote for the three Providence Nominees and one of the Company's nominees. The three Company nominees with respect to whom Providence is not seeking authority to vote are R. Richard Ablon, Judith D. Moyers, and Robert E. Smith. Shareholders cannot vote for any of Providence's Nominees and also vote for one or more of the Company's nominees using the Company's proxy card. Any shareholder who wishes to vote for one or more of Providence's nominees and for any or all of R. Richard Ablon, Judith D. Moyers, and Robert E. Smith will be required to vote by ballot at the 1998 Annual Meeting. Shareholders should refer to the Company's proxy statement for information concerning the Company's nominees. There is no assurance that any of the Company's nominees will serve as directors if any of Providence's nominees are elected to the Company's Board.

         Each other proposal submitted to the shareholders requires the affirmative vote of the holders of a majority of the votes present at the 1998 Annual Meeting, in person or by proxy, and entitled to vote. With respect to these other proposals: (i) if a shareholder abstains from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes cast against the proposal; and (ii) shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted and will not have the effect of either an affirmative or negative vote on matters as to which the broker does not have authority to vote and a beneficial holder has not provided voting instructions (i.e., "broker non-votes").

         As noted above, shares represented by signed Gold Proxy Cards will be voted for Providence's three named Nominees unless the proxy is otherwise marked. If any of these Nominees becomes unavailable for election, which is not currently anticipated, shares represented by the Gold Proxy Cards in the form to be distributed with the Soliciting Group's definitive Proxy Statement will be voted at the discretion of the proxy holders.


                       CHANGE OF CONTROL AND TERMINATION
                           OF EMPLOYMENT ARRANGEMENTS

         According to management's proxy statement for the 1998 Annual Meeting the Company's Stock Option Plans, as amended, permit the grant of limited stock appreciation rights ("LSARs") in tandem with the grant of stock option awards. The LSARs granted under the Company's plans are only exercisable during a 90 day period following the occurrence of a "Change of Control" (as defined in each stock option agreement). Providence does not believe, based upon its review of the Company's 1990 Stock Option Plan, that the election of its three Nominees to the Board would constitute a change of control that would result in the LSARs becoming exercisable.

         R. Richard Ablon has an employment agreement with Ogden pursuant to which he is employed by Ogden as its President and Chief Executive Officer. If Mr. Ablon's employment is terminated by Ogden or if Mr. Ablon terminates his employment for good reason (as described in his agreement), then Mr. Ablon would be entitled to a cash payment equal to five times the average of his salary and bonus paid during the term of this agreement. Under this agreement any change in Mr. Ablon's status, title or position as an officer of the Company that, in the reasonable judgment of Mr. Ablon, represents a diminution of his status, title or position would constitute good reason for which he may terminate his employment and collect this cash payment from the Company.

         Providence's Nominees have committed, if elected, to seek a new chief executive officer for Ogden in place of Mr. Ablon. As noted, if elected Providence's Nominees will constitute a minority of the members of the Board and would not, without the concurrence of other Board members, be able to remove Mr. Ablon.

         Reference is made to Management's proxy statement for the 1998 Annual Meeting for further information concerning the LSARs and Mr. Ablon's employment arrangements.

                                 OTHER MATTERS

         In addition to the proposal for the election of directors, four other proposals have been submitted for the consideration of shareholders at the 1998 Annual Meeting, according to management's proxy statement. The Soliciting Group recommends that the shareholders of the Company vote in the following manner with respect to each of these additional proposals:

Proposal 2 - Ratification of Auditors

         Providence has no objection to the appointment of Deloitte & Touche LLP ("Deloitte") as auditors of the Company and its subsidiaries for the Fiscal Year 1998. Therefore, the Soliciting Group suggests that you vote FOR Proposal 2 and the ratification of Deloitte as the Company's auditors.

Proposal 3 - Elimination of Classified Board Structure

         Last year the shareholders of Ogden overwhelmingly cast their votes in favor of a shareholder resolution urging the elimination of the classified structure of the Company's Board. Because the Company has failed to act in accordance with the wishes of its shareholders, the issue has been re-proposed for consideration at the 1998 Annual Meeting. Providence favors the annual election of all directors so that shareholders may, each year, express their full satisfaction with or disapproval of each of the members of the Board.

         As noted above, Providence's Nominees have committed to ask the Board to abolish the classified board structure.

         The Soliciting Group strongly urges you to vote FOR Proposal 3 to recommend declassifying the Board.

Proposal 4 - Sale of Ogden

         Providence believes that this shareholder-proposed resolution to urge the Board to sell the Company promptly to the highest bidder reflects shareholder frustration with the Company's performance. Providence sympathizes with these frustrations but disagrees with the specific proposal. As discussed above, Providence is of the view that more focus is needed on the Company's Aviation and Entertainment businesses and that the Waste to Energy business should be sold or spun off. The Soliciting Group recommends that you vote AGAINST Proposal 4.

Proposal 5 - Adoption of CERES Principles Resolution

         Because Providence has not independently examined the costs associated with the adoption of the CERES Principles, we are assuming management's judgement (as expressed in its proxy statement) that adoption would result in "costly, additional reporting requirements on Ogden which are not imposed by law" is correct and that, therefore, the adoption of the CERES Principles would not be in the best interests of shareholders.

         The Soliciting Group recommends that you vote AGAINST Proposal 5.


              CERTAIN INFORMATION CONCERNING PROVIDENCE AND OTHER PARTICIPANTS IN THE SOLICITATION; EXPENSES OF SOLICITATION

         Providence is a New York City based registered broker-dealer with special expertise in corporate governance and shareholder matters. Providence was founded in 1990 by Herbert A. Denton, its President, Chief Executive Officer and sole director. Two other employees of Providence, William Tapert and Adam Weiss, are participants in this solicitation.

         Gregory M. Morey a managing member of Providence Investors, LLC ("Providence Investors"), a private investment fund of which Mr. Denton is also a managing member, will also participate in the solicitation.

         Pacific Equity Limited ("Pacific Equity"), a Hong Kong company of which Mr. Denton is the sole managing director has orally agreed to contribute to payment of the expenses of the solicitation.

         Additional information with respect to Providence, Pacific Equity and Messrs. Denton, Tapert, Weiss and Morey is provided in
Appendix A.

         Executed proxies will be solicited by mail, telephone, facsimile/ telecopier and in person. Solicitations will be made by Mr. Denton, Mr. Tapert, Mr. Weiss and Mr. Morey. None of the foregoing individuals will receive additional compensation for making solicitations. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. The Soliciting Group has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. Providence will reimburse these record holders for their reasonable out-of-pocket expenses.

         The Soliciting Group has also retained Mackenzie Partners as information agent and to solicit proxies in connection with the 1998 Annual Meeting, for which services MacKenzie Partners will be paid a fee to be agreed, in an amount not to exceed $50,000 and will be reimbursed for its reasonable expenses. MacKenzie Partners will employ approximately 15 people in its efforts on behalf of the Soliciting Group. The costs of this solicitation include printing, postage, legal and related expenses are expected to be approximately $300,000. The total costs incurred to date in connection with this solicitation are not in excess of approximately $80,000. Providence and Pacific Equity will bear the costs of the solicitation. Providence intends to ask the Board to have the Company reimburse Providence and Pacific Equity for the costs and expenses incurred in connection with this solicitation. Providence does not intend to request that its reimbursement request be submitted to a vote of shareholders.

         Reference is made to management's proxy statement for the 1998 Annual Meeting, for information concerning the following: (i) the Company's Common Stock and Series A Preferred Stock, (ii) beneficial ownership of Common Stock and Series A Preferred Stock by management and holders of more than 5% of a class of voting equity securities, (iii) the Company's management, present directors and board-endorsed nominees,
(iv) Board committees, (v) independent public accountants, (vi) the number of shares of voting securities of the Company presently outstanding, and (vii) procedures for submitting proposals for consideration at the Company's 1999 Annual Meeting.

                                   APPENDIX A

                 ADDITIONAL INFORMATION REGARDING THE NOMINEES

Current ownership interests in securities of the Company of the Nominees and their Associates

Below are the shareholdings and purchases and sales of shares in Ogden during the past two years of each of the Nominees (unless otherwise indicated, each Nominee has sole voting and investment power in respect of the indicated shares):

                                                                               Purchases and Sales
Name of Nominee                  Number and Class of Shares Owned              in the past two years
---------------                  --------------------------------              ---------------------
Michael G. Conroy                            None                              N/A

Larry G. Schafran                            None                              N/A

Robert J. Slater                 1,000 shares of Common Stock                  3/19/98 Purchase 1,000
                                                                               shares


None of the associates of any of the Nominees owns any securities of the Company, other than the indirect interest of Lynn Hecht Schafran, the wife of Larry G. Schafran, in the 30,000 shares of Common Stock of the Company owned directly by Providence Investors. Ms. Schafran, whose address is 54 Riverside Drive, New York, N.Y. 10024, has a less than 2% interest in Providence Investors.

Nominee ownership of securities of parents or subsidiaries of the Company

None.

Securities of the Company owned by Nominees of record, but not beneficially

None.

Other Information

         None of the Nominees has been involved in any legal proceeding of the type required to be disclosed in response to instruction 4 to Item 103 of Regulation S-K, Item 401(f) of Regulation S-K or Item 5(b)(iii) of
Schedule 14A. None of the Nominees or any of their associates have been engaged in any transactions or similar series of transactions that would be required to be disclosed in response to Item 404(a) of Regulation S-K. None of the Nominees has or has had any business relationships that would be required to be disclosed in response to Item 404(b) of Regulation S-K. None of the Nominees (or any related party of a Nominee of the type specified in clauses (3), (4) or (5) of Item 404(c) of Regulation S-K) has any indebtedness that would be required to be disclosed in response to Item 404(c) of Regulation S-K. Item 405 of Regulation S-K is not applicable to any of the Nominees.

         There are no arrangements or understandings between any participant or any other person and any of the Nominees pursuant to which the nominations are being made.

         None of the Nominees and, to the knowledge of Providence, none of the associates of any Nominee, has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which Ogden or any of its affiliates will or may be a party.

         None of the Nominees is, or was during the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company.

         Each of the Nominees is a citizen of the United States.

         ADDITIONAL INFORMATION REGARDING OTHER PARTICIPANTS*

Name, principal occupation or business, business address

         Providence Capital, Inc.
         Broker-Dealer Firm
         730 Fifth Avenue, Suite 2102
         New York, NY 10019

         Herbert A. Denton
         President, Chief Executive Officer
         Providence Capital, Inc.
         730 Fifth Avenue, Suite 2102
         New York, NY 10019

         William Tapert
         Managing Director
         Providence Capital Inc.
         730 Fifth Avenue, Suite 2102
         New York, NY 10019

--------
* The information under the heading "Additional Information Regarding Other Participants" in this Appendix A relates only to participants in this solicitation other than the Nominees.

         Adam Weiss
         Vice President
         Providence Capital Inc.
         730 Fifth Avenue, Suite 2102
         New York, NY 10019

         Gregory Morey
         Managing Member
         Providence Investors, LLC
         730 Fifth Avenue, Suite 2102
         New York, NY  10019

         Pacific Equity Limited
         Investments in securities
         12th Floor
         Dina House
         Duddell Street
         Hong Kong

Current ownership interests in securities of the Company of the participants and their associates

Below are the shareholdings and purchases and sales of shares in Ogden during the past two years of each of the participants (unless otherwise indicated, each participant has sole voting and investment power in respect of the indicated shares):

                                                                      Purchases and Sales
Name of  Participant          Number and Class of Shares Owned        in the past two years
--------------------          --------------------------------        ---------------------
Providence Capital, Inc.      10,000 shares of Common Stock           3/23/98 Purchase 2,000 shares
                                                                      3/27/98 Purchase 3,000 shares
                                                                      4/8/98 Purchase 2,000 shares
                                                                      4/13/98 Purchase 1,000 shares
                                                                      4/22/98 Purchase 2,000 shares

Herbert A. Denton             40,000 shares of Common Stock            Transactions by
                              (10,000 shares through Providence,       Providence:  (See above)
                              as to which Mr. Denton has sole
                              voting and investment power and          Transactions by
                              30,000 shares through Providence         Providence Investors:
                              Investors as to which Mr. Denton         3/9/98 Purchase 5,000 shares
                              shares voting and investment power       3/16/98 Purchase 8,000 shares
                              with Mr. Morey as a managing             3/18/98 Purchase 7,000 shares
                              member of Providence Investors)          4/3/98 Purchase 10,000 shares


Gregory M. Morey              30,000 shares of Common Stock            Transactions by
                              (through Providence Investors as to      Providence Investors:
                              which Mr. Morey shares voting and        (See above)
                              investment power with Mr. Denton
                              as a managing member of
                              Providence Investors)


Set forth below with respect to each associate of a participant who owns any securities of the Company are such associate's name, address and the form of ownership and number and class of shares of the Company owned (directly or indirectly) by such associate.


                                         Form of Ownership; Number
Name, Relationship and Address           and Class of Shares Owned

Providence Investors, LLC (Private       Direct; 30,000 shares of Common Stock
investment fund of which Messrs.
Denton and Morey are the sole
managing members)
730 Fifth Avenue
New York, N.Y.  10019

Participant ownership of securities of parents or subsidiaries of the Company

None.

Securities of the Company owned by participants of record, but not beneficially

None.

Other Information

        None of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

        None of the participants is, or was within the past year, a party to any contract, arrangements or understanding with any person with respect to any securities of the registrant.

         None of the participants or any of their associates has been engaged in any transactions or similar series of transactions that would be required to be disclosed in response to Item 404(a) of Regulation S-K.

        None of the participants and, to the knowledge of Providence, none of the associates of any participant, has any arrangement or understanding with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which Ogden or any of its affiliates will or may be a party.

        As of April 20, 1998, Providence had margin indebtedness of $119,264 attributable, in part, to the 10,000 shares of Common Stock of the Company owned by Providence.

                                PRELIMINARY COPY
COMMON

                     THIS PROXY IS SOLICITED IN OPPOSITION
                      TO THE INCUMBENT BOARD OF DIRECTORS
                AND MANAGEMENT OF THE COMPANY IN CONNECTION WITH
                  THE 1998 ANNUAL MEETING OF STOCKHOLDERS OF:

                               OGDEN CORPORATION

        The undersigned shareholder of OGDEN CORPORATION (the "Company") hereby appoints each of Herbert A. Denton and William Tapert as lawful attorney and proxy, each with full power of substitution, for and in the name of the undersigned to represent and vote, as designated below, all shares of the common stock, par value $.50 per share, of the Company which the undersigned is entitled to vote at the 1998 annual meeting of shareholders of the Company, to be held on May 20, 1998 at the Villas of Grand Cypress, One North Jacaranda, Orlando, Florida commencing at 9:00 a.m., or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.

1.      ELECTION OF DIRECTORS ("Proposal 1"):

        A.          Nominees of Providence Capital, Inc. ("Providence").

        MICHAEL G. CONROY, LARRY G. SCHAFRAN and ROBERT J. SLATER.

        [     ]     FOR the nominees listed above.

        [     ]     WITHHOLD AUTHORITY for the nominees listed above.

         INSTRUCTION: To withhold authority for any individual nominee(s) check the "FOR" box above and write that nominee(s) name on the space below provided:

        ------------------------------------------

        B. Providence intends to use this proxy to vote for one of the four individuals nominated by the Company to serve as a director. You may withhold authority to vote for this additional Company nominee. Please refer to management's Proxy Statement for the 1998 Annual Meeting for the names, backgrounds, qualifications and other information concerning the Company's nominees. There is no assurance that any of the Company's nominees will serve as directors if any of Providence's nominees are elected to the Board.

        The Company's nominees with respect to whom Providence is NOT seeking authority to vote for and WILL NOT exercise any such authority are:

        R. RICHARD ABLON, JUDITH D. MOYERS, and ROBERT E. SMITH

        INSTRUCTION: To withhold authority to vote for the election of the Company nominee whose name is not listed above, write such Company nominee's name on the line provided below.

        ------------------------------------------

                (Continued and to be signed on the reverse side)

[REVERSE]

2. RATIFICATION OF AUDITORS ("Proposal 2"): Ratification of Deloitte & Touche LLP as auditors of the Company for the year 1998.

            [   ]  FOR               [   ] AGAINST              [   ] ABSTAIN

3. PROPOSAL TO DECLASSIFY BOARD ("Proposal 3"): Shareholder proposal requesting the Board to take steps necessary to provide that new directors be elected annually and not by classes.

            [   ]  FOR               [   ] AGAINST              [   ] ABSTAIN

4. PROPOSAL TO SELL OGDEN ("Proposal 4"): Shareholder proposal requesting the Board of Directors arrange for the prompt sale of the Company to the highest bidder.

            [   ]  FOR               [   ] AGAINST              [   ] ABSTAIN

5. PROPOSAL TO ENDORSE CERES PRINCIPLES ("Proposal 5"): Shareholder proposal requesting the Company to endorse the Coalition for Environmental Responsible Economic Principles.

            [   ]  FOR               [   ] AGAINST              [   ] ABSTAIN

6.      DISCRETIONARY AUTHORITY:     In his discretion, the proxy is authorized
                                     to vote upon such other business as may
                                     properly come before the Annual Meeting.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


This Proxy Card, when properly executed, will be voted as directed herein. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE THREE NOMINEES LISTED IN 1.A. ABOVE AND "FOR" THE ELECTION OF THE COMPANY NOMINEE WHOSE NAME IS NOT LISTED IN ITEM 1.B. ABOVE, "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS, "FOR" SHAREHOLDER PROPOSAL 3, AND "AGAINST" SHAREHOLDER PROPOSALS 4 AND 5, "FOR" ANY ADJOURNMENT OR POSTPONEMENT SUPPORTED BY THE SOLICITING SHAREHOLDER, AND IN THE DISCRETION OF THE PROXY AS TO ALL OTHER MATTERS. PROVIDENCE RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS FOUR NOMINEES, FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS, FOR SHAREHOLDER PROPOSAL 3 AND AGAINST SHAREHOLDER PROPOSALS 4 AND 5.

      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

                                            Dated:
                                                   ----------------------------

                                            Signature:
                                                       ------------------------

                                            Signature:
                                                       ------------------------

                                            Title:
                                                  -----------------------------


If stock is jointly held, each joint owner should sign. When signing as attorney in fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

                    PLEASE SIGN, DATE AND RETURN THIS PROXY

                                PRELIMINARY COPY
PREFERRED

                     THIS PROXY IS SOLICITED IN OPPOSITION
                      TO THE INCUMBENT BOARD OF DIRECTORS
                AND MANAGEMENT OF THE COMPANY IN CONNECTION WITH
                  THE 1998 ANNUAL MEETING OF STOCKHOLDERS OF:

                               OGDEN CORPORATION

         The undersigned shareholder of OGDEN CORPORATION (the "Company") hereby appoints each of Herbert A. Denton and William Tapert as lawful attorney and proxy, each with full power of substitution, for and in the name of the undersigned to represent and vote, as designated below, all shares of the $1.875 Cumulative Convertible Preferred Stock, Partially Participating, of the Company which the undersigned is entitled to vote at the 1998 annual meeting of shareholders of the Company, to be held on May 20, 1998 at the Villas of Grand Cypress, One North Jacaranda, Orlando, Florida commencing at 9:00 a.m., or at any adjournment, postponement or rescheduling thereof (collectively, the "Annual Meeting"). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.


1.       ELECTION OF DIRECTORS ("Proposal 1"):

         A.    Nominees of Providence Capital, Inc. ("Providence").

         MICHAEL G. CONROY, LARRY G. SCHAFRAN and ROBERT J. SLATER.

         [  ]  FOR the nominees listed above.

         [  ]  WITHHOLD AUTHORITY for the nominees listed above.

          INSTRUCTION: To withhold authority for any individual nominee(s) check the "FOR" box above and write that nominee(s) name on the space below provided:

         -----------------------------------------

         B. Providence intends to use this proxy to vote for one of the four individuals nominated by the Company to serve as a director. You may withhold authority to vote for this additional Company nominee. Please refer to management's Proxy Statement for the 1998 Annual Meeting for the names, backgrounds, qualifications and other information concerning the Company's nominees. There is no assurance that any of the Company's nominees will serve as directors if any of Providence's nominees are elected to the Board.

         The Company's nominees with respect to whom Providence is NOT seeking authority to vote for and WILL NOT exercise any such authority are:

         R. RICHARD ABLON, JUDITH D. MOYERS, and ROBERT E. SMITH

         INSTRUCTION: To withhold authority to vote for the election of the Company nominee whose name is not listed above, write such Company nominee's name on the line provided below.

         -----------------------------------------------

                (Continued and to be signed on the reverse side)

[REVERSE]


2.       RATIFICATION OF AUDITORS ("Proposal 2"): Ratification of
         Deloitte & Touche LLP as auditors of the Company for the year
         1998.

            [   ]  FOR               [   ] AGAINST              [   ] ABSTAIN

3. PROPOSAL TO DECLASSIFY BOARD ("Proposal 3"): Shareholder proposal requesting the Board to take steps necessary to provide that new directors be elected annually and not by classes.

            [   ]  FOR               [   ] AGAINST              [   ] ABSTAIN

4. PROPOSAL TO SELL OGDEN ("Proposal 4"): Shareholder proposal requesting the Board of Directors arrange for the prompt sale of the Company to the highest bidder.

            [   ]  FOR               [   ] AGAINST              [   ] ABSTAIN

5. PROPOSAL TO ENDORSE CERES PRINCIPLES ("Proposal 5"): Shareholder proposal requesting the Company to endorse the Coalition for Environmental Responsible Economic Principles.

            [   ]  FOR               [   ] AGAINST              [   ] ABSTAIN

6.       DISCRETIONARY AUTHORITY:    In his discretion, the proxy is authorized
                                     to vote upon such other business as may
                                     properly come before the Annual Meeting.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


This Proxy Card, when properly executed, will be voted as directed herein. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE THREE NOMINEES LISTED IN 1.A. ABOVE AND "FOR" THE ELECTION OF THE COMPANY NOMINEE WHOSE NAME IS NOT LISTED IN ITEM 1.B. ABOVE, "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS, "FOR" SHAREHOLDER PROPOSAL 3, AND "AGAINST" SHAREHOLDER PROPOSALS 4 AND 5, "FOR" ANY ADJOURNMENT OR POSTPONEMENT SUPPORTED BY THE SOLICITING SHAREHOLDER, AND IN THE DISCRETION OF THE PROXY AS TO ALL OTHER MATTERS. PROVIDENCE RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS FOUR NOMINEES, FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS, FOR SHAREHOLDER PROPOSAL 3 AND AGAINST SHAREHOLDER PROPOSALS 4 AND 5.

      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

                                            Dated:
                                                  ----------------------------

                                            Signature:
                                                      ------------------------

                                            Signature:
                                                       -----------------------

                                            Title:
                                                  ----------------------------


If stock is jointly held, each joint owner should sign. When signing as attorney in fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.

                    PLEASE SIGN, DATE AND RETURN THIS PROXY